E-Z-EM, Inc. and Subsidiaries

         EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                 (unaudited)


                            Twelve      Thirteen    Thirty-nine weeks ended
                         weeks ended  weeks ended   -----------------------
                         February 25, February 26, February 25, February 26,
                             1995         1994         1995         1994
                             ----         ----         ----         ----
                                (in thousands, except per share data)

Net earnings (loss)        $(1,077)     $(1,911)      $  428      $(2,856)

COMPUTATION OF WEIGHTED
  AVERAGE COMMON SHARES

Weighted average common
  shares outstanding         8,818        8,818        8,818        8,817

Incremental common shares
  for full dilution of
  stock options using
  applicable market price                                 13
                             -----        -----        -----        -----

Weighted average common
  shares on a fully
  diluted basis              8,818        8,818        8,831        8,817
                             -----        -----        -----        -----

Fully diluted earnings
  (loss) per common share   $ (.12)      $ (.22)      $  .05       $ (.32)
                             =====        =====        =====        =====